Exhibit 10.3
SHAREHOLDERS AGREEMENT
     SHAREHOLDERS AGREEMENT (this “Agreement”), dated as of January 31, 2008, among Dana Holding Corporation, a Delaware corporation (the “Company”), Centerbridge Capital Partners, L.P., a Delaware limited partnership (“Centerbridge”), Centerbridge Capital Partners Strategic, L.P., a Delaware limited partnership (“Strategic”) and Centerbridge Capital Partners SBS, L.P. a Delaware limited partnership (“SBS” and, together with Centerbridge, Strategic any respective Qualified Purchaser Transferee thereof, a “Purchaser”).
     A. Dana Corporation, a Virginia corporation and the predecessor to the Company for certain Bankruptcy Code purposes (“Dana”), entered into an Investment Agreement, dated as of July 26, 2007, as assigned in full by CBP Parts Acquisition Co. LLC and in part by Centerbridge to Centerbridge, Strategic and SBS pursuant to the Assignment and Assumption Agreement dated as of September 10, 2007, (the “Investment Agreement”), with Centerbridge, each Purchaser and the other parties thereto, pursuant to which, among other things, on the terms and subject to the conditions thereof, each Purchaser has agreed to acquire up to 2,500,000 shares of the Company’s 4.0% Series A Convertible Preferred Stock, par value $0.01 per share (the “Series A Preferred”), and up to 2,500,000 shares of the Company’s 4.0% Series B Convertible Preferred Stock, par value $0.01 per share (the “Series B Preferred”). The Series A Preferred and Series B Preferred are convertible into shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”), on the terms set forth in the Certificate (defined below).
     B. The Company and the Purchasers desire to make certain provisions in respect of their relationship.
     NOW, THEREFORE, in consideration of the foregoing, the parties hereto agree as follows:
I. DEFINITIONS
          1.1 Definitions. In addition to the terms defined elsewhere herein, the following terms have the following meanings when used herein:
          “Affiliate” has the meaning given to such term in the Certificate; provided, however, that as such term is used in this Agreement, the members of the Investor Group will not be included as Affiliates of the Company.
          “Assumption Agreement” means an agreement in writing in substantially the form of Exhibit B hereto pursuant to which the party thereto agrees to be bound by the terms and provisions of this Agreement.
          “Bankruptcy Code” means chapter 11 of title 11 of the United States Code.
          “Bankruptcy Court” means the United States Bankruptcy Court for the Southern District of New York.
          A Person will be deemed the “beneficial owner” of, and will be deemed to “beneficially own,” and will be deemed to have “beneficial ownership” of:

     (i) any securities that such Person or any of such Person’s Affiliates is deemed to “beneficially own” within the meaning of Rule 13d-3 under the Exchange Act, as in effect on the date of this Agreement and any securities deposited into a trust established by the Person the sole beneficiaries of which are the shareholders of the Person; and
     (ii) any securities (the “underlying securities”) that such Person or any of such Person’s Affiliates has the right to acquire (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding (written or oral), or upon the exercise of conversion rights, exchange rights, rights, warrants or options, or otherwise (it being understood that such Person will also be deemed to be the beneficial owner of the securities convertible into or exchangeable for the underlying securities); and
     (iii) any securities beneficially owned by persons that are part of a “group” (within the meaning of Rule 13d-5(b) under the Exchange Act) with such Person.
     “Board” means the Board of Directors of the Company.
          “Certificate” means the Company’s Certificate of Designation of 4.0% Series A Convertible Preferred Stock and 4.0% Series B Convertible Preferred Stock, in the form attached hereto as Exhibit A.
          “Chapter 11 Plan” means the joint plan of reorganization filed by Dana and its debtor subsidiaries with the Bankruptcy Court.
          “Charter” means the Company’s Restated Certificate of Incorporation, as in effect from time to time, together with the Certificate.
          “Company Sale” has the meaning given to such term in the Certificate.
          “Current Market Price” has the meaning given to such term in the Certificate.
          “Director Designation Termination Date” means the date on which shares of Series A Preferred having an aggregate Series A Liquidation Preference of at least $125 million are no longer owned by the Purchasers.
          “Exchange Act” means the Securities Exchange Act of 1934, as amended.
          “Fair Market Value” has the meaning given to such term in the Certificate.
          “Financial Ratio Date” means the first date when the date on which the EBITDAR of the Company (as defined in the Company’s definitive exit financing agreements) for the applicable fiscal year, based on the audited financial statements for such fiscal year, exceeds:
2008: $701 million
2009: $818 million
2010: $796 million

          “Indebtedness” means all indebtedness of a Person, including without limitation obligations for borrowed money, lease financing and indebtedness of another Person guaranteed by such Person or secured by the assets of such Person.
          “Independent Director” has the meaning given to such term in the Certificate.
          “Investor Group” means each Purchaser and its Affiliates.
          “Person” has the meaning given to such term in the Certificate.
          “Purchaser Designees” means the directors of the Company who were designated for nomination pursuant to Article III of this Agreement (including the Series A Nominee).
          “Qualified Purchaser Transferee” means an Affiliate of any Purchaser that executes an Assumption Agreement, but only to the extent that such Qualified Purchaser Transferee is a corporation or other organization, whether incorporated or unincorporated, of which any Purchaser directly or indirectly owns or controls 100% of the securities or other interests having by their terms ordinary voting power to elect the board of directors (or others performing similar functions) of such corporation or other organization.
          “Representatives” means, with respect to a Person, such Person’s directors, officers, employees, agents, counsel, consultants, accountants, experts, auditors, examiners, financial advisors or other representatives, agents or professionals.
          “Series A Liquidation Preference” means $100.00 per share, as adjusted from time to time in accordance with the Certificate.
          “Subsidiary” means, when used with respect to any Person, any corporation or other organization, whether incorporated or unincorporated, of which such Person directly or indirectly owns or controls more than 50% of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions.
          “Voting Securities” means the Common Stock, all other equity securities entitled to vote in the election of directors of the Company and all other securities convertible into, exchangeable for or exercisable for any such securities (whether immediately or otherwise), including the Series A Preferred and the Series B Preferred.
II. STANDSTILL
          2.1 Limitation During Standstill Period. Subject to Section 2.2, during the period commencing on the date of this Agreement and ending on the tenth anniversary thereof, no member of the Investor Group will, and none of its Representatives will on its behalf, publicly propose or publicly announce or otherwise disclose publicly an intent to propose, or enter into an agreement with any Person for, singly or with any other Person or directly or indirectly, (a) any form of business combination, acquisition or other transaction relating to the Company or any of its Subsidiaries, (b) any form of restructuring, recapitalization or similar transaction with respect to the Company or any of its Subsidiaries, or (c) any demand, request or proposal to amend, waive or terminate any provision of this Article II, nor except as aforesaid during such period will any member of the Investor Group or any of its Representatives on its behalf (i) acquire, or offer, propose or agree to acquire, by purchase or otherwise, subject to applicable securities laws, any Voting Securities, (ii) make, or in any way participate in, any solicitation of proxies or votes with respect to any such Voting Securities (including by the execution of action by written consent), become a participant in any election contest with respect to the Company or any of its Subsidiaries, seek to influence any person with respect to any such Voting Securities, make a shareholder proposal with respect to the Company or its Subsidiaries or demand a copy of any the Company’s or its Subsidiaries’ lists of shareholders or other books and records, (iii) participate in or encourage the formation of any partnership, syndicate or other group which owns or seeks or offers to acquire beneficial ownership of any such Voting Securities or which seeks to affect control of the Company or any of its Subsidiaries or has the purpose of circumventing any provision of this Agreement, (iv) otherwise act, alone or in concert with others (including by providing financing for another person), to seek or to offer to control or influence, in any manner, the Company’s and its Subsidiaries’ management, board of directors or policies, or (v) make any proposal or other communication designed to, or which could be reasonably expected to, compel the Company to make a public announcement thereof in respect of any matter referred to in this Section 2.1.
          2.2 Exceptions. Notwithstanding anything to the contrary set forth in Section 2.1, nothing in clause (ii) or (iv) of Section 2.1 will limit or affect or be deemed to apply to a Purchaser Designee’s actions taken in connection with such Purchaser Designee’s service as a director of the Company, and nothing herein will prohibit any member of the Investor Group from:
     (a) acquiring the shares of Series A Preferred and Series B Preferred pursuant to the Investment Agreement and the Chapter 11 Plan, and any Common Stock received upon conversion thereof (or any dividends or distributions received thereon); or
     (b) acquiring beneficial ownership of any Voting Securities, unless following such acquisition the Investor Group would beneficially own more than 30% of the Voting Securities issued and outstanding at such time;
     (c) taking any action with the approval of a majority of the members of the Board who are not Purchaser Designees; or
     (d) in the event a majority of the members of the Board who are not Purchaser Designees approves a transaction described in Section 2.1(a) or (b) above, (i) voting to approve such transaction, subject to the restrictions contained in Section 4.3, and (ii) selling any securities of the Company owned by the Investor Group in connection with, and pursuant to the terms of, such transaction.
III. BOARD REPRESENTATION
          3.1 Series A Preferred Directors. (a) The holders of the Series A Preferred have the director election rights set forth in Section 6(b) and (c) of the Certificate for the time periods and to the extent set forth therein.
          (b) Beginning with the Company’s first meeting of shareholders to elect directors following the date hereof (the “Director Designation Commencement Date”), the Company will ensure that the Purchasers may designate nominees for each of the three directors to be elected by the Series A Preferred pursuant to Section 6(b)(i) of the Certificate, including following the removal of any such director. In case of any vacancy (other than by removal) in the office of a Purchaser Designee, the vacancy will be filled with a designee of the Purchasers by the remaining Purchaser Designees.
          (c) From and after the Director Designation Termination Date, the Purchasers will cause any Purchaser Designees to resign promptly after the Company so requests.
          3.2 Series A Nominating Committee. (a) Without limiting Section 3.1(a), beginning with the Director Designation Commencement Date, at each election of members of the Board, the Company will use its best efforts to cause a nominating committee (the “Series A Nominating Committee”) to be constituted. The Company will use its best efforts to (i) cause the Series A Nominating Committee to consist of three directors and (ii) cause two of the Purchaser Designees designated by the Purchasers to so serve to sit on such Series A Nominating Committee. The Series A Nominating Committee will be constituted solely for the purpose of Section 3.2(b) below and will be a separate committee from the Company’s Nominating Committee.
          (b) Beginning with the Director Designation Commencement Date, the Company will use its best efforts to cause the Series A Nominating Committee to be entitled to nominate one director for election by the holders of the Voting Securities pursuant to Section 6(b)(ii) of the Certificate (a “Series A Nominee”); provided, however, that, in order for such nomination to be effective, such nomination by the Series A Nominating Committee must be made unanimously. To the extent the members of the Series A Nominating Committee are unable to unanimously agree on the identity of a Series A Nominee on or before the latest time at which the Company can reasonably meet its obligations with respect to printing and mailing a proxy statement for an annual meeting of Company shareholders, the Board will designate a Committee of all of the Independent Directors, which Committee will, by a majority vote, select an individual for such Board seat. Each Series A Nominee will, at all times during his or her service on the Board, be qualified to serve as a director of the Company under any applicable law, rule or regulation imposing or creating standards or eligibility criteria for individuals serving as directors of organizations such as the Company and will be an Independent Director, with the definition applied as though the Series A Nominee were a “director designated by an Initial Series A Purchaser.” If at any time, an individual Series A Nominee is not so qualified, such Series A Nominee will be replaced pursuant to Section 3.2(c).
          (c) Each elected Series A Nominee will serve until his successor is elected and qualified or until his earlier resignation, retirement, disqualification, removal from office or death. If any Series A Nominee ceases to be a director of the Company for any reason, the Company will promptly use its best efforts to cause a person designated by the Series A Nominating Committee to replace such director.

          3.3 Effectiveness. This Article III (other than Section 3.1(c)) will terminate without further action on the Director Designation Termination Date.
IV. CERTAIN VOTING RIGHTS
          4.1 Purchaser Approval Rights. The Company may not, and may not permit its Subsidiaries to, take any of the following actions without each Purchaser’s prior written consent; provided, however, that if such written consent is withheld by any Purchaser, the Company may, notwithstanding the withholding of such written consent, take any such actions that are first approved by the affirmative vote or consent of holders of not less than two-thirds of the Voting Securities that are not held by each Purchaser or any of its respective Affiliates:
     (a) enter into any transaction with any director or officer of the Company, or any holder of 10% or more of the Voting Securities outstanding at such time, except for (i) compensation or incentive arrangements with officers or directors that have been approved by the Board or Compensation Committee thereof and (ii) transactions that are not material to the Company;
     (b) issue any security that ranks senior to or on parity with the Series A Preferred (or the Series B Preferred, if any shares of Series B Preferred are outstanding and owned by any Purchaser) as to dividend rights and rights on liquidation, winding up and dissolution of the Company (including without limitation additional shares of Series A Preferred or Series B Preferred), or issue any options, rights, warrants or securities convertible into or exercisable or exchangeable for such shares; provided, however, that the written consent of any Purchaser will not be necessary for the Company to authorize or issue any Indebtedness incurred to refinance, extend, renew, refund, repay, prepay, redeem, defease, exchange or replace (collectively, “Refinancings”) any Indebtedness of the Company existing at the applicable time, as long as such Refinancings are (i) on prevailing market terms with respect to the economics thereof in all material respects and (ii) are on substantially the same terms (including without limitation with respect to obligors, tenor, security and ranking) as the Indebtedness to which such Refinancings relate with respect to other terms;
     (c) issue or authorize the issuance of any capital stock of the Company (or rights to acquire any capital stock of the Company) for a price per share that is less than (A) if such issuance is for Common Stock or options, rights, warrants or securities of the Company which are convertible into or exercisable or exchangeable for Common Stock of the Company (“Common Stock Derivatives”), the Current Market Price for the Common Stock at the time of such issuance, or (B) if such issuance is for capital stock of the Company or rights to acquire capital stock of the Company other than Common Stock or Common Stock Derivatives, the Fair Market Value of such capital stock or rights to acquire such capital;
     (d) (i) amend, alter or repeal any amendment to the Company’s By-Laws that materially changes the rights of any member of the Investor Group or any Qualified Purchaser Transferee (in such Person’s capacity as a holder of Series A Preferred) or the Company’s shareholders generally or (ii) authorize, adopt or approve an amendment to, or repeal any provision of, the Charter or the Certificate;
     (e) take any action that results in the purchase or redemption by the Company or any subsidiary of the Company of any equity securities of the Company involving aggregate cash payments by the Company in excess of $10 million during any 12-month period after the date hereof; provided, however, that the written consent of any Purchaser will not be required for (i) the repurchase of any equity securities from any individual whose employment with the Company is terminated as long as such repurchase is approved by the Board (by majority vote of all members) or (ii) cashless exercise of, or surrender of shares for payment of withholding tax in connection with, any option, right, warrant or other security that is convertible into or exchangeable for Common Stock in accordance with the terms of its issuance;
     (f) effect a Company Sale;
     (g) voluntarily or involuntarily liquidate, wind up or dissolve; or
     (h) except pursuant to Section 3(a) of the Certificate, pay or declare any dividend in cash on any shares of capital stock that ranks junior to or on parity with the Series A Preferred, including Series B Preferred.
          4.2 Termination of Purchaser Approval Rights. The provisions of Sections 4.1(a), (c), (d), (e), (f) and (g) will terminate upon the earlier to occur of the (a) third anniversary of the date hereof and (b) the date on which the Purchasers no longer own shares of Series A Preferred having an aggregate Series A Liquidation Preference of at $125 million. The provisions of Section 4.1(b) and (h) will terminate upon the earliest to occur of (i) the third anniversary of the date hereof, (ii) the date on which the Purchasers no longer owns shares of Series A Preferred having an aggregate Series A Liquidation Preference of at least $125 million, and (iii) the later to occur of (A) the first anniversary of the date hereof and (B) the Financial Ratio Date.
          4.3 Certain Limitations. Without limiting any other provision hereof, each Purchaser will, and will cause each other member of the Investor Group to, at any meeting of holders of Voting Securities, however such meeting is called and regardless of whether such meeting is a special or annual meeting of shareholders of the Company, or at any adjournment thereof, or in connection with any written consent of shareholders of the Company, vote, or cause to be voted, the Investor Group’s Voting Securities in excess of 40% of the issued and outstanding Voting Securities (the “Voting Threshold”) in the same proportion that the Company’s other shareholders vote their Voting Securities with respect to any proposal submitted to the Company’s shareholders for a vote, so that, as a result, the percentage of the Investor Group’s Voting Securities in excess of the Voting Threshold that are voted in favor of such proposal will equal the percentage of the outstanding Voting Securities held by all other Company shareholders voted in favor of such proposal, and the percentage of the Investor Group’s Voting Securities in excess of the Voting Threshold that are voted against such proposal will equal the percentage of the outstanding Voting Securities held by all other Company shareholders voted against such proposal.

          4.4 Certain Transactions. Except as expressly contemplated by this Agreement, the Investment Agreement or the documents referred to herein or therein, without the approval of a majority of the members of the Board who are not Purchaser Designees, none of the Purchasers or any of their Affiliates may enter into any transaction or agreement with the Company or any Subsidiary of the Company or any amendment or waiver of this Agreement.
V. MISCELLANEOUS
          5.1 Notice of Certain Matters. Without limiting Section 8 of the Certificate, if any Purchaser at any time sells, assigns, transfers, pledges, hypothecates or otherwise encumbers or disposes of in any way all or any part of an interest in any shares of Series A Preferred (a “Transfer”), then such Purchaser will, as promptly as practicable but in any event within five business days of such Transfer, provide notice to the Company in accordance with Section 5.3 stating (a) the date on which such Transfer occurred and (b) the name and contact information of such Transferee.
          5.2 Specific Performance. The parties agree that any breach by any of them of any provision of this Agreement would irreparably injure the Company or the Purchasers, as the case may be, and that money damages would be an inadequate remedy therefor. Accordingly, the parties agree that the other parties will be entitled to one or more injunctions enjoining any such breach and requiring specific performance of this Agreement and consent to the entry thereof, in addition to any other remedy to which such other parties are entitled at law or in equity.
          5.3 Notices. Any notice or other communication required to be given hereunder will be in writing and sent by reputable courier service (with proof of service), by hand delivery, or by email or facsimile (followed on the same day by delivery by courier service (with proof of delivery) or by hand delivery), addressed as follows:
If to the Company, to:
Dana Holding Corporation
4500 Dorr Street
Toledo, Ohio 43615
Attention: General Counsel and Secretary
Fax: (419) 535-4544
with a copy to:
Jones Day
222 East 41st Street
New York, New York 10017
Attention: Corinne Ball
Email: cball@jonesday.com
Fax: (212) 755-7306
and

Attention: Marilyn W. Sonnie
Email: mwsonnie@jonesday.com
Fax: (212) 755-7306
If to Purchaser, to:
Centerbridge Capital Partners, L.P.
375 Park Avenue, 12th Floor
New York, New York 10152
Attention: Jeffrey Aronson
Email: jaronson@centerbridge.com
Fax: (212) 672-6501
and
Attention: David Trucano
Email: dtrucano@centerbridge.com
Fax: (212) 672-6501
with a copy to:
Willkie Farr & Gallagher LLP
787 Seventh Avenue
New York, New York 10019
Attention: Matthew A. Feldman
Email: mfeldman@willkie.com
Fax: (212) 728-9651
and
Attention: Jeffrey R. Poss
Email: jposs@willkie.com
Fax: (212) 728-9536
or to such other address as any party may specify by written notice so given, and such notice will be deemed to have been delivered as of the date so emailed, telecommunicated or personally delivered.
          5.4 Assignment; Binding Effect. Neither this Agreement nor any of the rights, interests or obligations hereunder will be assigned by any party hereto (whether by operation of law or otherwise) without the prior written consent of the other parties, except that each Purchaser may transfer any of its rights under Article III or IV to any Qualified Purchaser Transferee to which it transfers shares of Series A Preferred without violating the restrictions on transfer of the Series A Preferred set forth in Section 8 of the Certificate; provided, however, that no Purchaser will dispose of a majority of the voting power of such Qualified Purchaser Transferee in any transaction or series of transactions unless such shares of Series A Preferred have been transferred and the rights under this Agreement have been assigned back, in each case to the original transferor thereof. Subject to this Section 5.4, this Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors and assign. Notwithstanding anything contained in this Agreement to the contrary, except as specifically provided in Section 6.5 nothing in this Agreement, expressed or implied, is intended to confer on any Person other than the parties hereto or, if applicable, any Qualified Purchaser Transferee or their respective heirs, successors, executors, administrators and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.
          5.5 Entire Agreement. This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings among the parties with respect thereto (including Section 7 of the Confidentiality Agreement, dated June 1, 2007, between Centerbridge Associates, L.P. and the Company, as amended by the Confidentiality Agreement Amendment, dated June 19, 2007, between Centerbridge Associates, L.P. and the Company).
          5.6 Amendment. Subject to applicable law and the provisions of Section 3 of Article VII of the Charter, this Agreement may only be amended by an instrument in writing signed by the Company and Centerbridge (who will have the authority to bind the Purchasers and all other members of the Investors Group).
          5.7 Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of Delaware, without regard to its conflict of laws principles.
          5.8 Counterparts. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered will be an original, but all such counterparts will together constitute one and the same instrument. Each counterpart may consist of a number of copies hereof each signed by less than all, but together signed by all of the parties hereto. A facsimile copy of a signature page will be deemed to be an original signature page.
          5.9 Headings. Headings of the Certificate and Sections of this Agreement are for convenience of the parties only, and will be given no substantive or interpretive effect whatsoever.
          5.10 Waivers. Except as provided in this Agreement, no action taken pursuant to this Agreement, including without limitation any investigation by or on behalf of any party, will be deemed to constitute a waiver by the party taking such action of compliance with any of the covenants or agreements contained in this Agreement. The waiver by any party hereto of a breach of any provision hereunder will not operate or be construed as a waiver of any prior or subsequent breach of the same or any other provision hereunder. Any party hereto may (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto and (b) waive compliance with any of the agreements or conditions contained herein. Any such extension or waiver will be valid only if set forth in an instrument in writing signed by the party or parties to be bound thereby.

          5.11 Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction will, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision will be interpreted to be only so broad as is enforceable.
          5.12 Calculation of Beneficial Ownership. Any provision in this Agreement that refers to a percentage of Common Stock or Voting Securities will be calculated based on the aggregate number of issued and outstanding securities at the time of such calculation (on an as-converted basis, in the case of Voting Securities), but will not include any such securities issuable upon any options or warrants that are exercisable for such securities.
          5.13 Jurisdiction; Consent to Service of Process. (a) Each party hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Chancery Court of the State of Delaware located in Wilmington, Delaware or any federal court within the State of Delaware (as applicable, a “Delaware Court”), and any appellate court from any such court, in any action, suit or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, or for recognition or enforcement of any judgment resulting from any such suit, action or proceeding, and each party hereby irrevocably and unconditionally agrees that all claims in respect of any such suit, action or proceeding may be heard and determined in the Delaware Court.
          (b) It will be a condition precedent to each party’s right to bring any such suit, action or proceeding that such suit, action or proceeding, in the first instance, be brought in a Delaware Court, and if each such court refuses to accept jurisdiction with respect thereto, such suit, action or proceeding may be brought in any other court with jurisdiction.
          (c) No party may move to (i) transfer any such suit, action or proceeding from a Delaware Court to another jurisdiction, (ii) consolidate any such suit, action or proceeding brought in a Delaware Court with a suit, action or proceeding in another jurisdiction, or (iii) dismiss any such suit, action or proceeding brought in a Delaware Court for the purpose of bringing the same in another jurisdiction.
          (d) Each party hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, (i) any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in a Delaware Court, (ii) the defense of an inconvenient forum to the maintenance of such suit, action or proceeding in any such court, and (iii) the right to object, with respect to such suit, action or proceeding, that such court does not have jurisdiction over such party. Each party irrevocably consents to service of process in any manner permitted by law.
          5.14 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM, WHETHER IN CONTRACT OR TORT, AT LAW OR IN EQUITY, ARISING OUT OF OR IN ANY WAY RELATED TO THIS AGREEMENT.

          5.15 No Strict Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof will arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.
          5.16 Confidentiality. (a) The Investor Group will maintain, and Purchaser will cause each member of the Investor Group and each of its and their respective Representatives to maintain, the confidentiality of all material non-public information obtained by any member of the Investor Group from the Company or any of its Subsidiaries or its or their respective Representatives (a “Company Person”), and not to use such information for any purpose other than (i) the evaluation and protection of the investment by each Purchaser in the Company, (ii) the exercise by each Purchaser of any of its rights under this Agreement, and (iii) the exercise by the Purchaser Designees of their fiduciary duties as members of the Board.
          (b) Notwithstanding the foregoing, the confidentiality obligations of Section 5.16(a) will not apply to information obtained other than in violation of this Agreement:
     (i) which any member of the Investor Group or any of its Representatives is required to disclose by judicial or administrative process, or by other requirements of applicable law or regulation or any governmental authority; provided, however, that, where and to the extent practicable, such disclosing party (A) gives the Company reasonable notice of any such requirement and, to the extent protective measures consistent with such requirement are available, the opportunity to seek appropriate protective measures and (B) reasonably cooperates with the Company (at the Company’s expense) in attempting to obtain such protective measures;
     (ii) which becomes available to the public other than as a result of a breach of Section 5.16(a); or
     (iii) which has been provided to a member of the Investor Group or any of its Representatives by a source other than a Company Person, unless either Purchaser or such member of the Investor Group knows that the source of such information was bound by a confidentiality agreement with, or other contractual, legal or fiduciary objections of confidentiality to, the Company or any other Person with respect to such information.
          5.17 Acknowledgment of Securities Laws. Each Purchaser hereby acknowledges that it is aware, and that it will advise the other members of the Investor Group and its and their respective Representatives who are informed as to the material non-public information that is the subject of Section 5.16, that the United States securities laws prohibit any Person who has received from an issuer material, non-public information from purchasing or selling securities of such issuer or from communication of such information to any other Person under circumstances in which it is reasonably foreseeable that such Person is likely to purchase or sell such securities.
          5.18 Premiums Upon a Change of Control. None of the Purchasers or any of their Affiliates may receive, or be entitled to receive, any premium, payment or fee from any Person (a “Payor”) in connection with voting in favor of, or transferring any Voting Securities in connection with, a transaction that results in (either alone or in connection with a series of related transactions) a Company Sale (as defined in the Certificate), unless such amount is shared with, or payable by such Payor to, all shareholders of the Company on a pro rata basis.
          5.19 VCOC Shareholder Rights. The Company shall permit, and shall cause its direct and indirect subsidiaries to permit, any representatives designated by any Purchaser (a “VCOC Shareholder”) (x) that is intended to be operated as an “operating company” or (y) the assets of which would be considered “plan assets” unless it is considered to be an “operating company”, in each case as such terms are defined in the Department of Labor “plan asset” regulation, 29 C.F.R. Section 2510.3-101 (the “Plan Asset Regulation”), upon reasonable notice, during normal business hours and in a manner that does not unreasonably interfere with the management and operation of the Company and/or such subsidiaries to: (i) examine the corporate and financial records of the Company and such subsidiaries and make copies or extracts of such records and (ii) discuss the affairs, finances and accounts of any such entities with the officers and independent accountants of the Company and such subsidiaries. In addition, the Company shall permit, and shall cause its direct and indirect subsidiaries to permit, any one representative designated by any VCOC Shareholder to attend meetings of the Board or the board of directors of any such subsidiary as a non-voting observer (with such rights and privileges as are reasonably necessary or appropriate such that the right of the VCOC Shareholder to appoint such board observer shall, collectively with the other rights described in this Agreement and in the Certificate, constitute “management rights” within the meaning of the Plan Asset Regulation) (such a representative, an “Observer” and such Observer and Purchaser Designee collectively a “Board Attendee”); provided, however, that unless otherwise agreed to by the parties or pursuant to any other rights of the Purchasers, at no point shall there be more than three Board Attendees present at any meeting of the Board. No representative of a VCOC Shareholder will be entitled to the access rights specified in clauses (i) and (ii) of the first sentence of this Section 5.19 or the rights to attend meetings of the boards of directors under the second sentence of this Section 5.19 unless and until such representative has entered into a customary confidentiality agreement with the Company. The Company will have the right, after reasonable notice, to require that any representative designated by a VCOC Shareholder under this Section 5.19 be replaced with another representative of such VCOC Shareholder.
VI. Preemptive Rights
     6.1 If, prior to the Preemptive Rights Disqualifying Date, the Company proposes to issue any New Securities to any Person or Persons, the Company will, as promptly as practicable thereafter and in any event within six months of the issuance of such New Securities, deliver to the holders of Series A Preferred and Series B Preferred a written offer (the “Preemptive Rights Offer”) to issue additional New Securities having the same terms and purchase price as such New Securities (the “Additional New Securities”) to any such holders that are Qualified Participants in order to permit the Qualified Participants to maintain their Pro Rata Amounts

(after giving effect to the issuance of the New Securities). The Preemptive Rights Offer will state (i) the amount of New Securities issued and the amount of Additional New Securities to be issued, (ii) the terms of the Additional New Securities, (iii) the purchase price of the Additional New Securities, and (iv) any other material terms of the proposed issuance. The Preemptive Rights Offer will remain open and irrevocable for a period of 30 days from the date of its delivery (the “Preemptive Rights Period”).
          6.2 Each Qualified Participant may accept the Preemptive Rights Offer by delivering to the Company a written notice (the “Preemptive Rights Notice”) within the Preemptive Rights Period, which notice will contain such certifications as the Company may require in order to confirm Qualified Participant status. The Preemptive Rights Notice will state the number of New Securities such Qualified Participant desires to purchase, which amount may not exceed the number of Additional New Securities that such Qualified Participant is entitled to purchase under Section 6.1.
          6.3 The issuance of Additional New Securities to the Qualified Participants will be made on a Business Day, as designated by the Company, not less than ten nor more than 30 days after expiration of the Preemptive Rights Period on terms and conditions of the Preemptive Rights Offer consistent with this Article VI (the date of such issuance, the “Preemptive Rights Issuance Date”). At the closing of the issuance of the Additional New Securities to such Qualified Participants, the Company will deliver certificates or other instruments evidencing such Additional New Securities against payment of the purchase price therefor, and such Additional New Securities will be issued free and clear of all liens, claims and other encumbrances (other than those attributable to actions by the purchasers thereof). At such closing, all of the parties to the transaction will execute such additional documents as are deemed by the Board to be necessary or appropriate in its sole discretion.
          6.4 Definitions. In additions to terms defined elsewhere in this Agreement, the following terms have the following meanings for purposes of this Article VI:
“Business Day” means any day other than a Saturday, Sunday or a day on which banking institutions in the State of New York are authorized or obligated by law or executive order to close.
“Capital Stock” means (a) with respect to any Person that is a corporation or company, any and all shares, interests, participations or other equivalents (however designated) of capital or capital stock of such Person and (b) with respect to any Person that is not a corporation or company, any and all partnership or other equity interests of such Person.
“Common Stock Derivative” means any option, right, warrant or security of the Company which is convertible into or exercisable or exchangeable for Common Stock of the Company.
“Common Stock Outstanding” means all shares of Common Stock issued and outstanding as of the applicable time plus the number of shares issuable upon conversion or exercise of all outstanding Common Stock Derivatives (including the Series A Preferred and the Series B Preferred) as of the applicable time.

“Initial Series A Purchasers” means Centerbridge, Centerbridge Capital Partners Strategic, L.P., a Delaware limited partnership, and Centerbridge Capital Partners SBS, L.P., a Delaware limited partnership.
“Liquidation Preference” means, as applicable, the Series A Liquidation Preference or the Series B Liquidation Preference.
“New Securities” means any shares of Capital Stock, other than any shares of (a) Common Stock, if at the time of the issuance the Common Stock is listed or admitted to trading on a national securities exchange, or (b) Capital Stock issued as described in Section 5(h)(iv)(B)(4) or (5) of the Certificate.
“Preemptive Rights Disqualifying Date” means the date on which the Initial Series A Purchasers no longer beneficially own shares of Series A Preferred having a Liquidation Preference in the aggregate of at least 50% of the Series A Liquidation Preference of shares of Series A Preferred that are outstanding at such time.
“Preferred Stock” means the Series A Preferred and the Series B Preferred.
“Pro Rata Amounts” means, on the date of determination, with respect to any holder of Preferred Stock, the quotient obtained by dividing (a) the aggregate number of shares of Common Stock issuable upon conversion of the shares of Series A Preferred or Series B Preferred, as applicable, held by such holder on such date by (b) the aggregate number of shares of Common Stock Outstanding.
“Qualified Participants” means holders of Series A Preferred or Series B Preferred that are “qualified institutional buyers” (as such term is defined in Rule 144A promulgated under the Securities Act) on both the date of the Preemptive Rights Offer and the Preemptive Rights Issuance Date.
“Series A Liquidation Preference” means $100.00 per share, as adjusted from time to time for Series A Preferred stock splits, stock dividends, recapitalizations and the like.
“Series B Liquidation Preference” means $100.00 per share, as adjusted from time to time for Series B Preferred stock splits, stock dividends, recapitalizations and the like.
          6.5 Each holder of Series A Preferred and Series B Preferred that is entitled by the terms hereof to the rights set forth in this Article VI is an intended third party beneficiary and has all rights, remedies, obligations and liabilities under this Article VI as though it were a party hereto. This Article VI may be amended or repealed only in accordance with Article VII, Section 3(b) or (c), as applicable, of the Charter.
[Signature page follows]

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

DANA HOLDING CORPORATION

By:	/s/ Marc S. Levin

Name	Marc S. Levin
Title:	Secretary

PURCHASER:

CENTERBRIDGE CAPITAL PARTNERS, L.P.

By:	Centerbridge Associates, L.P., its General Partner

By:	Centerbridge GP Investors, LLC, its General Partner

By:	/s/ Jeffrey A. Gelfand

Name	Jeffrey A. Gelfand
Title:	Senior Managing Director and Chief Financial Officer

CENTERBRIDGE CAPITAL PARTNERS
STRATEGIC, L.P.

By:	Centerbridge Associates, L.P., its General Partner

By:	Centerbridge GP Investors, LLC, its General Partner

By:	/s/ Jeffrey A. Gelfand

Name	Jeffrey A. Gelfand
Title:	Senior Managing Director and Chief Financial Officer

CENTERBRIDGE CAPITAL PARTNERS SBS, L.P.

By:	Centerbridge Associates, L.P., its General Partner

By:	Centerbridge GP Investors, LLC, its General Partner

[Signature Page for Shareholders Agreement]

By:	/s/ Jeffrey A. Gelfand

Name	Jeffrey A. Gelfand
Title:	Senior Managing Director and Chief Financial Officer

[Signature Page for Shareholders Agreement]